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                                                                    Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       TO

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  EARTHWEB INC.

     EarthWeb Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

            FIRST: That the name of the Corporation is EarthWeb Inc.

            SECOND: That the Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on November 9, 1998.

            THIRD: That Article VI of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and the following is added in its place:

                                   "ARTICLE VI

                                  CAPITAL STOCK

                     6.1     Authorized Shares.
                             -----------------

                             (a) The total number of shares of capital
                     stock that the company is authorized to issue is 77,000,000 shares, consisting of 75,000,000 shares of common stock, $0.01 par value per share (the "Common
                                                                   ------
                     Stock"), and 2,000,000 shares of preferred stock,
                     -----
                     $0.01 par value per share (the "Preferred Stock").
                                                     ---------------
                     The 2,000,000 shares of Preferred Stock are undesignated.

                             (b) Any of the 2,000,000 undesignated shares
                     of Preferred Stock ("Undesignated Preferred Stock")
                                          ----------------------------
                     may be issued from time to time in one or more series. Subject to the limitations and restrictions set forth in this paragraph, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution
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                     preferences and the rights in respect to any
                     distribution of assets of any wholly unissued series of Undesignated Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

                  FOURTH:   That Article VIII of said Amended and Restated
         Certificate of Incorporation is hereby deleted in its entirety and the following is added in its place:

                                  "ARTICLE VIII

                                   AMENDMENTS
                                   ----------

                     The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are subject to this reservation. Notwithstanding the foregoing, the provisions set forth in ARTICLE 6.1(a) and (b), this ARTICLE EIGHTH and ARTICLE NINTH may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in ARTICLE 6.1(a) and (b), this ARTICLE EIGHTH and ARTICLE NINTH, unless such action is approved by the affirmative vote of the holders of not less than 66.66% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class."

                  FIFTH: That the amendment to the Restated Certificate of Incorporation set forth herein was authorized by the requisite majority of the Board of Directors followed by the holders of 66.66% of all outstanding shares entitled to vote thereon pursuant to Section 228 of the General Corporation Law of the State of Delaware and Article VIII of the Restated Certificate of Incorporation.

                  SIXTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware and Article VIII of the Restated Certificate of Incorporation.
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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Jack D. Hidary, its President and Chief Executive Officer, and attested by Brian Campbell, its Secretary, this day of , 2000.



                              By: __________________________________
                                   Name:  Jack D. Hidary
                                   Title: President and Chief Executive Officer


ATTEST:


By: _____________________________________
     Name:  Brian Campbell
     Title:   Secretary